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                                                                EXHIBIT 99.2

                                               780 Third Avenue - Suite 3104
                                               New York, New York 10017
CoView Capital, Inc.                           212-750-0011  Fax: 212-750-7234
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                               December 28, 1995



Vector Aeromotive Corporation
7601 Centurion Parkway South
Jacksonville, FL 32256

Attn:    Richard J. Aprahamian, Esq.
         D. Peter Rose - President

Dear Sirs:

         CoView Capital, Inc. ("CoView") has been asked to render an opinion (the "Opinion") as to the fairness, with respect to Vector Aeromotive Corporation ("Vector" or the "Company") and its current security holders, of a private placement of 10,000,000 shares of common equity and a 12 month option to purchase up to 50,000,000 shares of common equity for $0.45 per share for total consideration of $5 million (in aggregate the "Private Placement"), to be purchased by the Company's controlling shareholder V' Power Corporation ("V' Power") on or before January 31, 1996. This Opinion shall be used for the exclusive purpose of providing Vector's Management and Directors with an opinion as to the fairness of the Private Placement with respect to the Company as of December 28, 1995, and at the time it was authorized and approved on November 21, 1995, and not for any other purpose.

         CoView Capital is an investment banking firm and a member of the National Association of Securities Dealers (NASD), and is regularly engaged to provide financial advisory services including merger and acquisition assignments, valuations, private placements, and fairness opinions.

In rendering our Opinion, we have among other things, reviewed the following:

-        The Company's Form 10-K for the years 1994, 1993, 1992, and 1991.

-        The Company's Form 10-Q for the quarter ending September 30, 1995.

- The Company's Notice of Annual Meeting of Shareholders dated March 29, 1995 and May 12, 1994.

-        The Vector Business Plan dated February 15, 1995.
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Vector Aeromotive Corporation
December 28, 1995
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-        An updated Vector Business Plan dated December 7, 1995.  The Business
         Plan is based on a model created by Prof. Krish Bhaskar of MIRU SA and covers the years 1996 - 2011. The model provides detailed projections of potential Sales, Income, Capital Expenditures and Cash Flow.

-        Price and volume history of the Company's common stock.

- The Letter of Intent dated November 21, 1995 between Vector and V' Power Corporation outlining the proposed terms and conditions of the Private Placement.

- A draft of the Share Purchase Agreement dated December 29, 1995 by and between V' Power and Vector.

-        A draft of the Option Agreement by and between V' Power and Vector.

-        A draft of the Registration Rights Agreement between V' Power and
         Vector.

-        Company correspondence with potential investors other than V' Power.

- Rates of return required by various investment and venture capital firms.

-        Press releases issued by the Company during 1995.

-        All Company news compiled by Bloomberg L.P.

- An article about Vector appearing in the November 6, 1995 issue of Newsweek.

- Various articles about Lamborghini, including those in the October 24, 1994 issue of Business Week, the November 25, 1994 and the June 23, 1995 issues of the Jacksonville Business Journal, the December 29, 1994 issue of the Fort Lauderdale Sun-Sentinel, and the June 12, 1995 issue of Fortune.

- Various articles about Ferrari, Bugatti, Lotus, and Aston Martin, including those in the March 15, 1994, March 19, 1994 and August 11, 1994 issues of Financial Times, the July 12, 1995 and October 30, 1995 issues of The Reuter Business Report, and the August 31, 1994 issue of The Baltimore Sun.

- Various industry reports and statistics in the 1994 and 1995 issues of Automotive News.
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Vector Aeromotive Corporation
December 28, 1995
Page - 3 -

- The Standard and Poor's Auto Industry Survey issues dated August 17, 1995 and April 27, 1995.

- Various on-line database information concerning the automobile industry and exotic cars.

- Automotive industry investment research issued by several leading investment firms during 1995.

-        Ward's Automotive Yearbook for the years 1994, 1993, 1992, 1991, and
         1990.


In addition, we:

- Met with certain of the Company's senior management at the Company headquarters in Jacksonville, Florida to discuss Vector's current financial condition, operations, future prospects, and financial projections.

- Visited the Company's manufacturing facility in Green Cove Springs, Florida and met with key manufacturing and operations personnel.

- Held extensive telephone conversations with Prof. Bhaskar concerning the Company's Business Plan.

- Recreated Prof. Bhaskar's Sales, Income, and Cash Flow model to better understand the impact of a change in variables on future cash flow and profitability.

- Compared the financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded.

         CoView has relied upon, without independent verification or investigation, the accuracy and completeness of all financial and other Company-provided information and certain publicly available information. We have also relied upon the reasonableness and accuracy of all internal Company financial projections, forecasts, estimates, and analyses (collectively the "Projections"). We have not independently verified the reasonableness and accuracy of data and information used in preparing the Projections including current market data, market conditions, and production schedules. We have also not independently verified the reasonableness and accuracy of any information which may have been provided by Vector Aeromotive's engineering, production, sales staff, management and consultants.
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Vector Aeromotive Corporation
December 28, 1995
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         Vector's management has informed us that the Company faces a critical cash shortage and will not be able to meet its financial obligations should the Private Placement not be promptly consummated. In addition, Vector's management has informed us that, to date, efforts to secure financing from alternative sources have been unsuccessful.

         Our Opinion is based upon analyses of the above listed information in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. Our Opinion does not address the effects of any adjustments or changes that may be made in the issue resulting from subsequent negotiations or subsequent economic, financial and market developments.

         CoView Capital will receive a fee for its services to Vector in connection with the Private Placement upon the delivery of this Opinion. In addition, Vector has agreed to indemnify CoView Capital for certain liabilities arising from the delivery of this Opinion.

         Based upon and subject to the foregoing, and in light of the particular circumstances currently applicable to the Company, it is our opinion, as of the date hereof, that the Private Placement, taken as a whole, is fair, from a financial point of view, to the Company as of December 28, 1995, and at the time it was authorized and approved on November 21, 1995.




                                        /s/ CoView Capital, Inc.
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                                        CoView Capital, Inc.